Exhibit 7.10

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (“Agreement”) is entered into on June 12, 2023 by and among MADHAVI DOKI (“Seller”), and FUTURIS COMPANY, a Wyoming corporation (“Purchaser”). Seller and Purchaser may collectively be referred to as the “Parties”, or if referring to either of them individually, a “Party.”

WHEREAS, Seller owns all of the outstanding shares of common stock of Insigma, Inc., a Virginia corporation (“Insigma”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the common stock of Insigma, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration for the promises set forth in this Agreement, the Parties hereby agree as follows:

1.	PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and convey to Purchaser all of Seller’s right, title and interest in all common stock of Insigma owned by Seller (the “Insigma Stock”). Such purchase shall become effective upon the execution of this Agreement and payment of the purchase price set forth in Section 2.

2.	PURCHASE PRICE. The purchase price for the Insigma Stock shall be a number of shares of common stock of Purchaser (the “Futuris Stock”) equal to $723,000. The number of shares of Futuris Stock to be issued to Seller shall be based upon the closing price of the Futuris Stock as of the date immediately prior to the date of this Agreement. The Futuris Stock shall be “restricted securities” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended. The Futuris Stock shall be issued to Seller promptly upon execution of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants that:

(a)	Amount of Insigma Stock. Seller owns 100% of the common stock of Insigma. Insigma has no other classes or series of stock issued and outstanding.

(b)	Restrictions on Insigma Stock. Seller is the lawful owner of the Insigma Stock, free and clear of any encumbrances, security interests, liens, claims, options, or rights of first refusal of any kind. Seller has full power and authority to sell and transfer the Insigma Stock as contemplated in this Agreement.

(c)	Organization and Standing. Insigma is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted.

Membership Interest Purchase Agreement

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants that:

(a)	There are no actions, lawsuits, litigation, or proceedings pending or threatened in any court or before any governmental or regulatory agency that affect Purchaser’s ability to enter into or perform this Agreement.

(b)	The execution, delivery and performance of this Agreement by Purchaser have been authorized by proper corporate action and are within the Company’s organizational powers.

(c)	Once issued, the Futuris Stock will be fully paid and non-assessable under Wyoming law.

5.	DISCLAIMER OF ALL OTHER REPRESENTATIONS AND WARRANTIES. Neither Party makes any other representations and warranties to the other Party, except as expressly set forth in Section 3 and Section 4. Without limiting the foregoing, Seller makes no representations or warranties regarding the amount or nature of liabilities of Insigma. PURCHASER IS HEREBY PURCHASING THE INSIGMA STOCK, AS-IS, WHERE- IS, WITHOUT REGARD TO ANY LIABILITES OF INSIGMA.

6.	GUARANTEE OF AMOUNTS DUE PURSUANT TO SETTLEMENT AGREEMENT. Purchaser guarantees all amounts payable by Seller to Kamna Kapoor Bakshi pursuant to that certain Confidential Settlement Agreement and Release entered into on or about the date of this Agreement.

7.	FURTHER COOPERATION. Upon consummation of the transactions set forth herein and thereafter as may be necessary, the Parties shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

8.	SEVERABILITY. If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

9.	BINDING EFFECT. The covenants and conditions contained in this Agreement shall apply to and bind the Parties and their heirs, legal representatives, successors and permitted assigns.

10.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified only by a writing signed by the Party charged with such amendment.

11.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

12.	WAIVER. The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the first date written above.

	PURCHASER:	SELLER:

FUTURIS COMPANY

By:	/s/ Robert Day	/s/ Madhavi Doki
	Robert Day	Madhavi Doki
Acting Chief Executive Officer

Membership Interest Purchase Agreement